

2011

1st Quarter Report

FIRST GUARANTY BANCSHARES, INC.

A Message to Our Stockholders

Dear Shareholders,

First Guaranty Bancshares, Inc's strong progress continued in the first quarter of 2011. As we reported in January, our greatest challenge for 2011 is managing and returning to productivity our large balance of nonperforming assets. We are proud to report that, during the first quarter of 2011, we converted approximately $16 million worth of assets from nonperforming to performing as of March 31, 2011. This represents a 35% reduction in our nonperforming assets.

While making this very significant reduction in nonperforming assets, we posted net income for First Guaranty Bancshares, Inc. for the quarter of $2,396,000. Although these earnings are slightly lower than earnings for the first quarter 2010, the obtaining of this level of earnings while at the same time substantially reducing nonperforming assets is a significant achievement and a significant step forward in the health and welfare of First Guaranty Bancshares, Inc.

It must further be noted that these earnings were achieved in spite of a generalized decrease in loan demand and loan interest income throughout Louisiana. First Guaranty Bancshares, Inc. was able to compensate for the decreased loan income through increased investment interest income resulting from the management and growth of the investment portfolio. The first quarter 2011 income was further attained without any net gains on the sales of securities as were posted in the first quarter of 2010.

Our earnings remain strong while we systematically decrease problem assets and improve the safety and soundness of First Guaranty Bancshares, Inc.

Thank you for your investment in First Guaranty Bancshares, Inc. and for your continued support. If you have any questions about our financial position or any of the information presented in this report, please contact me directly at (985) 375-0350.

Sincerely,

Alton B. Lewis
Chief Executive Officer
First Guaranty Bancshares, Inc.

Statements of Condition

(in thousands, except share data)

	March 31, 2011 (unaudited)	March 31, 2010
Assets		
Cash and cash equivalents:		
Cash and due from banks	$34,531	$16,403
Interest-earning demand deposits with banks	14	17,168
Federal funds sold	20,355	32,181
Cash and cash equivalents	54,900	65,752
Investment securities:		
Available for sale, at fair value	323,879	247,275
Held to maturity, at cost (estimated fair value of $187,928 and $12,594, respectively)	193,783	12,247
Investment securities	517,662	259,522
Federal Home Loan Bank stock, at cost	812	2,785
Loans held for sale	168	264
Loans, net of unearned income	569,447	602,637
Less: allowance for loan losses	8,229	8,268
Net loans	561,218	594,369
Premises and equipment, net	16,329	16,976
Goodwill	1,999	1,999
Intangible assets, net	1,705	1,839
Other real estate, net	766	1,417
Accrued interest receivable	7,773	6,626
Other assets	7,880	8,318
Total Assets	$1,171,212	$959,867
Liabilities and Stockholders' Equity		
Deposits:		
Noninterest-bearing demand	$142,408	$122,957
Interest-bearing demand	193,628	202,754
Savings	49,395	41,607
Time	667,815	460,139
Total deposits	1,053,246	827,457
Short-term borrowings	13,408	9,665
Accrued interest payable	4,268	3,024
Long-term borrowings	-	17,508
Other liabilities	1,863	4,035
Total Liabilities	1,072,785	861,689
Stockholders' Equity		
Preferred stock:		
Series A - $1,000 par value - authorized 5, 000 shares; issued and outstanding 2,069.9 shares	19,915	19,686
Series B - $1,000 par value - authorized 5, 000 shares; issued and outstanding 103 shares	1,111	1,134
Common stock:		
$1 par value - authorized 100,600,000 shares; issued and outstanding 5,559,644 shares	5,560	5,560
Surplus	26,459	26,459
Retained earnings	46,377	41,430
Accumulated other comprehensive income (loss)	(995)	3,909
Total Stockholders' Equity	98,427	98,178
Total Liabilities and Stockholders' Equity	$1,171,212	$959,867

Statements of Income

(in thousands, except share, per share data and percentages)

	For the Periods Ended March 31, 2011	2010
	(unaudited)	
Interest Income:		
Loans (including fees)	$8,461	$8,804
Loans held for sale	1	1
Deposits with other banks	10	9
Securities (including FHLB stock)	4,762	3,419
Federal funds sold	5	2
Total Interest Income	13,239	12,235
Interest Expense:		
Demand deposits	227	201
Savings deposits	11	10
Time deposits	3,506	2,718
Borrowings	6	41
Total Interest Expense	3,750	2,970
Net Interest Income	9,489	9,265
Provision for loan losses	464	679
Net Interest Income after Provision for Loan Losses	9,025	8,586
Noninterest Income:		
Service charges, commissions and fees	1,010	983
Net gains on securities	41	261
Loss on securities impairment	(97)	-
Net gains on sale of loans	48	59
Other	287	339
Total Noninterest Income	1,289	1,642
Noninterest Expense:		
Salaries and employee benefits	3,035	2,898
Occupancy and equipment expense	813	752
Regulatory assessment expense	84	64
Net cost of other real estate and repossessions	473	356
Other	2,229	2,186
Total Noninterest Expense	6,634	6,256
Income Before Income Taxes	3,680	3,972
Provision for income taxes	1,284	1,389
Net Income	2,396	2,583
Preferred stock dividends	(333)	(333)
Income Available to Common Shareholders	$2,063	$2,250
Per Common Share:		
Earnings	$0.37	$0.40
Cash dividends paid	$0.16	$0.16
Book Value	$13.92	$13.91
Average Common Shares Outstanding	5,559,644	5,559,644
Return on Average Assets	0.83%	1.10%
Return on Average Common Equity	12.36%	13.77%

Banking Center Locations

Full-Service Banking Centers

South Louisiana

Abbeville Banking Center
Amite Banking Center
Denham Springs
  Banking Center
Hammond Banking Centers:
  First Guaranty Square
  Guaranty West
Independence Banking Center
Jennings Banking Center
Kentwood Banking Center
Ponchatoula Banking Centers:
  Ponchatoula
  Berryland
Walker Banking Center

North Louisiana

Benton Banking Center
Dubach Banking Center
Haynesville Banking Center
Homer Banking Center
Oil City Banking Center
Vivian Banking Center

Service24 ATM Locations

South Louisiana

Abbeville
799 West Summers Drive
Amite
100 East Oak Street
1014 West Oak Street
Denham Springs
2231 South Range Avenue
Hammond
1201 West University Avenue
2111West Thomas Street
400 East Thomas Street
North Oaks Medical Center
North Oaks Rehabilitation Center
Independence
455 West Railroad Ave.
Lallie Kemp Regional Medical Center
Jennings
500 North Cary
Kentwood
708 Avenue G
Loranger
19518 Hwy 40
Ponchatoula
105 Berryland
195 North 6th Street
Robert
22628 Highway 190
Walker
29815 Walker Rd. S

North Louisiana

Benton
189 Burt Boulevard
Dubach
117 East Hico Street
Haynesville
10065 Highway 79
Homer
401 North 2nd Street
Homer Memorial Hospital
Oil City
126 South Highway 1
Vivian
102 East Louisiana Avenue

FIRST GUARANTY BANCSHARES, INC.
Committed To Customer Satisfaction